Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FedFirst Financial Corporation

Announces First Quarter 2012 Results

MONESSEN, PA— April 30, 2012 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank (the “Bank”), today announced net income of $456,000 for the three months ended March 31, 2012 compared to $268,000 for the three months ended March 31, 2011, an increase of $188,000 or 70.1%. Basic and diluted earnings per share were $0.16 for the three months ended March 31, 2012 compared to $0.09 for the three months ended March 31, 2011.

Patrick G. O’Brien, President and CEO, stated, “We are encouraged by our growth in earnings per share quarter to quarter, which represents a 78% increase.  That growth, coupled with continued strong asset quality in comparison to peer, reflects the success of our plan of focusing on our core banking business and managing our operating expenses.”

First Quarter Results

Net interest income for the three months ended March 31, 2012 decreased $37,000 compared to the three months ended March 31, 2011 remaining at $2.6 million. Despite overall growth in the loan portfolio, paydowns and payoffs of higher yielding loans and securities resulted in a $313,000 decline in interest income. This was partially offset by payoffs on borrowings that resulted in a $167,000 decrease in borrowings expense and interest rate reductions on deposits that resulted in a $109,000 decrease in deposits expense. Net interest margin remained at 3.28% for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

The provision for loan losses was $160,000 for the three months ended March 31, 2012 compared to $250,000 for the three months ended March 31, 2011. The provision declined primarily due to a decrease in net charge-offs. Net charge-offs were $155,000 for the three months ended March 31, 2012 compared to $239,000 for the three months ended March 31, 2011. Charge-offs in both periods were composed primarily of purchased residential mortgage loans. Total nonperforming loans at March 31, 2012 were $2.7 million compared to $2.1 million at December 31, 2011. Nonperforming loans at March 31, 2012 were comprised of 15 residential mortgage loans totaling $2.0 million and six commercial real estate loans totaling $641,000. At March 31, 2012, nonperforming loans to totals loans was 1.05%, nonperforming assets to total assets was 0.88%, allowance for loan losses to total loans was 1.23% and allowance for loan losses to nonperforming loans was 116.70%.

Noninterest income increased $5,000 to $839,000 for the three months ended March 31, 2012 compared to $834,000 for the three months ended March 31, 2011. Fees and service charge income increased $31,000 primarily due to changes in the Bank’s fee structure and related customer activity. In addition, the Bank received the benefit of a prepayment penalty on the payoff of a commercial real estate loan in the current period. Partially offsetting these increases was an $18,000 loss on the sale of REO properties in the current period compared to a $3,000 loss in the prior period.

Noninterest expense decreased $233,000, or 8.5%, to $2.5 million for the three months ended March 31, 2012 compared to $2.7 million for the three months ended March 31, 2011. Compensation expense decreased $224,000 primarily due to the termination of the Company’s supplemental executive retirement plan in the fourth quarter of 2011 and a decrease in stock-based compensation expense due to the final vesting of 2006 restricted stock awards and options. In addition, occupancy expense decreased $37,000 primarily due to fully depreciable assets and a decrease in office building maintenance costs. There was also a $28,000 decrease in insurance premiums due to the Federal Deposit Insurance Corporation’s revised assessment methodology implemented in the second quarter of 2011. This was partially offset by an increase in professional services related to strategic planning analysis and initiatives.

Balance Sheet Review

Total assets increased $7.8 million to $343.1 million at March 31, 2012 compared to $335.3 million at December 31, 2011. Cash and cash equivalents increased $8.5 million primarily due to a $10.5 million increase in deposits, principally in noninterest-bearing demand deposits and money market accounts. Loans increased $596,000 as a result of disbursements on construction loans and growth in home equity and commercial real estate loans, partially offset by a decline in one-to-four family mortgage loans. Securities available-for-sale decreased $895,000 due to calls and paydowns, including a $2.0 million call of a Government Sponsored Enterprise security and a $665,000 partial call of a municipal bond, that was partially offset by the purchase of $5.2 million of securities, including a $2.4 million REMIC and $2.7 million in tax exempt municipal bonds.  In addition, borrowings decreased $2.2 million due to paydowns on amortizing advances and the payoff of a $1.0 million matured advance.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION

SELECTED FINANCIAL INFORMATION

	(Unaudited)
	March 31,	December 31,
(In thousands, except share and per share data)	2012	2011
Selected Financial Condition Data:
Total assets	$343,100	$335,274
Cash and cash equivalents	23,104	14,571
Securities available-for-sale	51,553	52,448
Loans receivable, net	245,873	245,277
Deposits	232,061	221,540
Borrowings	47,080	49,289
Stockholders’ equity	58,426	58,801

	(Unaudited)
	Three Months Ended
	March 31,
	2012	2011
Selected Operations Data:
Total interest income	$3,619	$3,932
Total interest expense	1,056	1,332
Net interest income	2,563	2,600
Provision for loan losses	160	250
Net interest income after provision for loan losses	2,403	2,350
Noninterest income	839	834
Noninterest expense	2,504	2,737
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	738	447
Income tax expense	265	161
Net income before noncontrolling interest in net income of consolidated subsidiary	473	286
Noncontrolling interest in net income of consolidated subsidiary	17	18
Net income of FedFirst Financial Corporation	$456	$268

Dividends per share	$0.03	$0.03
Earnings per share - basic and diluted	0.16	0.09

Weighted average shares outstanding - basic	2,855,926	2,905,642
Weighted average shares outstanding - diluted	2,860,753	2,911,768

	Three Months Ended
	March 31,
	2012	2011
Selected Financial Ratios(1):
Return on average assets	0.54%	0.31%
Return on average equity	3.07	1.82
Average interest-earning assets to average interest-bearing liabilities	124.92	120.70
Average equity to average assets	17.51	17.18
Interest rate spread	2.95	2.94
Net interest margin	3.28	3.28

	Period Ended
	March 31,	December 31,
	2012	2011
Allowance for loan losses to total loans	1.23%	1.21%
Allowance for loan losses to nonperforming loans	116.70	144.43
Nonperforming loans to total loans	1.05	0.84
Nonperforming assets to total assets	0.88	0.80
Net charge-offs to average loans	0.06	0.24
Tier 1 (core) capital and tangible equity (2)	13.46	13.59
Tier 1 risk-based capital (2)	23.33	24.04
Total risk-based capital (2)	24.58	25.30
Book value per share	$20.06	$19.88
Outstanding shares	2,912,302	2,957,302

(1) Three months ended ratios are calculated on an annualized basis.

(2) Represents capital ratios for First Federal Savings Bank.